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                                                                     EXHIBIT 5.1


                    SUPERIOR COURT OF THE STATE OF CALIFORNIA



                              COUNTY OF LOS ANGELES


PAUL J. ISAAC, Individually and        )     CASE NO. BC177205
On Behalf of All Others Similarly      )
Situated,                              )     CLASS ACTION
                                       )
                                       )
           Plaintiff,                        JUDGMENT
                                       )
                                       )
        v.                             )
                                       )
                                       )
                                       )
                                       )
FALCON CLASSIC CABLE INCOME            )
PROPERTIES, L.P., FALCON               )
CLASSIC CABLE INVESTORS,               )
L.P., FALCON HOLDING GROUP, L.P.,      )
MARC B. NATHANSON, FRANK J.            )
INTISO, and DOES                       )
1-100, INCLUSIVE,                      )
                                       )
                                       )
               Defendants.             )
                                       )
                                       )
                                       )
--------------------------------

        WHEREAS, on or about September 2, 1997, a class action lawsuit was commenced in this Court on behalf of all Persons(1) owning units of Falcon Classic Cable Income Properties, L.P., against Falcon Classic Cable Income Properties, L.P., Falcon Classic Cable Investors, L.P.,

--------

    (1)Unless otherwise indicated, this preliminary statement incorporates by reference the definitions in the Stipulation of Settlement, dated as of December 31, 1997, and all terms used herein shall have the same meanings as set forth in the Stipulation of Settlement.


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Falcon Holding Group, L.P., Marc B. Nathanson, and Frank J. Intiso
("Defendants") alleging causes of action for Breach of Fiduciary Duty, Breach of Contract, and Breach of the Implied Covenant of Good Faith and Fair Dealing in connection with the sale of the Cable Systems owned by Falcon Classic Cable Income Properties, L.P. to the Purchasers (the "Litigation");

        WHEREAS, the Defendants have denied any liability or wrongdoing;

        WHEREAS, the Representative Plaintiff and the Settlement Class (the "Plaintiffs," and together with the Defendants, the "Parties"), have executed and filed a Stipulation of Settlement, dated as of December 31, 1997, providing for the settlement of the Litigation subject to approval by this Court and entry of this Judgment (the "Stipulation");

        WHEREAS, the Court entered an Order thereon dated January 12, 1998, inter alia, (a) certifying a Settlement Class for purposes of implementing the Stipulation; (b) directing that notice of the proposed settlement of the Litigation be given to Members of the Settlement Class by first-class mail and publication; and (c) scheduling a hearing to determine whether the proposed settlement should be approved as just, fair, reasonable and adequate (the "Notice Order");

        WHEREAS, in accordance with the Notice Order, and as evidenced by the filing of declarations with this Court on February 20, 1998, (a) the Notice was caused to be mailed to the Members of the Settlement Class in a timely manner, advising them of the pendency and proposed settlement of the Litigation and of the opportunity to object to or opt-out of the settlement; and (b) the Summary Notice


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was published on January 16, 1998, in the national edition of The Wall Street
Journal;

        WHEREAS, approval of the Stipulation will result in substantial savings in time and money for the Court and the litigants, and will further the interests of justice;

        WHEREAS, the Stipulation is the product of good faith arms' length negotiations between the Parties; and

        WHEREAS, a hearing was held on March 3, 1998, at which all interested Persons were given an opportunity to be heard; and the Court having read and considered all submissions, and having reviewed and considered the files and records herein, and there being no objections, and good cause appearing therefor,

        NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED that:

        1. This Judgment ("Judgment") incorporates by reference the definitions in the Stipulation, and all terms used herein shall have the same meanings as set forth in the Stipulation

        2. This Court has jurisdiction over the subject matter of the Litigation and over all parties to the Litigation, including all Members of the Settlement Class.

        3. A Settlement Class, as defined in the Stipulation, is hereby established in this action, pursuant to Section 382 of the California Code of Civil Procedure, as modified by Section 15701 of the California Corporations Code. With respect to the Settlement Class, while the issue of certification has not been fully litigated, based on the Complaint and the evidence before the Court (including the Stipulation) it appears that:

               (a) Since this is a class action brought on behalf of limited partners, numerosity is not required. In any event, there


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are more than 6,500 Falcon Unitholders, thus satisfying the numerosity requirement.

               (b) There are questions of law and fact common to the class which, as to the settlement and the underlying Litigation, predominate over questions affecting only individual Members of the Settlement Class. All of the claims averred in the Complaint are based on the Defendants' purported breach of the Partnership Agreement or breach of fiduciary duties. These alleged breaches are a prerequisite to any recovery by any and all Settlement Class Members. In addition, all of the claims are based on the conduct of the Appraisal Process, the adequacy of the actual price to be paid for the assets, and the timing of the transaction. All of these issues are the same for each and every Member of the Settlement Class.

               (c) The claims of the Representative Plaintiff appear to be typical of the claims of the Settlement Class and Class Counsel and the Representative Plaintiff do not appear to have been unable to pursue any available claims.

               (d) In negotiating and entering into the Stipulation, and at all other times during the pendency of this Litigation, the Representative Plaintiff and Class Counsel have fairly and adequately represented and protected the interests of the Settlement Class. Class Counsel and the Representative Plaintiff conducted substantial investigation regarding the claims before filing the Complaint. Following initiation of the Litigation, Class Counsel and the Representative Plaintiff conducted substantial formal and informal discovery and evidence gathering (including consultation with experts, review of public filings, review of documents produced by


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Defendants; interviews with key Falcon personnel, including one of the
Individual Defendants; detailed analysis of the appraisals; and legal research regarding the claims). In all respects, Class Counsel's representation has been adequate and vigorous.

               (e) A class action is superior to other available methods for the fair and efficient adjudication of this Litigation and settlement.

In the event that this Judgment does not become final, Defendants shall have the right to challenge class certification, with the Plaintiffs bearing the burden of proving satisfaction of the statutory and common law prerequisites.

        4. The notice provided to the Members of the Settlement Class -- direct mailings to all Falcon Unitholders as of June 30, 1997 and all current Falcon Unitholders (6,875 total mailings), publication of the Summary Notice in the national edition of The Wall Street Journal, notice to nominees and broker-dealers, including Dean Witter Reynolds, Inc. and Dean Witter, Discover & Co., who purchased units on behalf of others, as evidenced by the declarations on file with this Court, constitutes the best notice practicable under the circumstances and includes individual notice to all Members of the Settlement Class who could be identified with reasonable effort. Said notice constitutes valid, due and sufficient notice to all Persons in the Settlement Class, complying fully with the requirements of California law and any other applicable law, including the due process clause of the Constitution of the United States.

        5. The settlement as set forth in the Stipulation is hereby approved in all respects. This Court finds that the settlement is


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the product of extensive, hard-fought negotiations between experienced and informed counsel and is in all respects just, fair, reasonable and adequate to the Falcon Unitholders and the Members of the Settlement Class. This settlement confers substantial benefits on both current and former Falcon Unitholders, without the risk and uncertainty of litigation. In light of the defenses available to the Defendants, recovery without settlement was far from certain. In contrast, the settlement provides certainty of closing with respect to the Cable Systems other than Somerset and substantial monetary compensation in addition to that provided in the Asset Purchase Agreement. The settlement recognizes the distinction between the legal positions of Persons holding claims as a result of Falcon's purported misconduct and those entitled to receive the proceeds of the partnership's liquidation. This carefully structured settlement represents a well balanced resolution of the two groups' claims, a fact highlighted by the absence of any objection.

        6. The Persons identified in Exhibit 1 hereto (the "Opt-Outs") have filed timely and valid requests for exclusion and are hereby excluded from the Settlement Class. The Opt-Outs are not entitled to receive any portion of the Settlement Fund. In addition, the Opt-Outs are not bound by the Stipulation or by this Judgment of dismissal. The Opt-Outs and any other excluded Persons may pursue their own individual remedies, if any, against the Defendants, but are hereby enjoined and restrained from filing or prosecuting any class action based on any of the Released Claims. All Settlement Class Members are bound by this Judgment and the Stipulation, including all releases provided for therein.

        7. The Stipulation, and the settlement contained therein,


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reflects a compromise and settlement of disputed claims and is not a finding on the merits, nor an admission or concession by the Defendants, nor is this Judgment or any other pleading in this matter, a finding of the validity of any claims in the Litigation. Indeed, there has never been any adverse finding against any of the Defendants on any of the merits. Further, neither this Judgment, the Stipulation, nor any document referred to therein, nor any action taken to execute or carry out the Stipulation or this Judgment, may be construed as, or may be used as an admission by or against the Defendants, their Related Parties, or any other Person, of any fault, wrongdoing or liability whatsoever. This Judgment, the Stipulation, any documents referred to therein, the fact of execution of the Stipulation, and any action taken to carry out the Stipulation or this Judgment shall not be offered or received in evidence in any action or proceeding against any of the Defendants or their Related Parties in any court, administrative agency or other tribunal for any purpose whatsoever other than to enforce the provisions of this Judgment, the Stipulation, or any related agreement or release; except that the Defendants and/or their Related Parties may file the Stipulation, the Judgment, and any documents referred to therein, in any action that may be brought against them (including, but not limited to, this or related Litigation) as evidence of the settlement or to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense.

        8. This Court hereby dismisses on the merits, with prejudice, without costs (except as otherwise provided in the Stipulation) the


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Complaint herein and this Litigation in all respects including all Released
Claims brought or which might have been brought against the Defendants and their Related Parties.

        9. This settlement is the product of substantial, good faith, arms' length negotiations between Class Counsel and Defendants' Counsel, and is, in all respects just, fair, reasonable and adequate to the Settlement Class Members, and in good faith within the meaning of the principles of law as enunciated by and decisions under California Code of Civil Procedure
Section 877.6 and Tech-Bilt, Inc. v. Woodward-Clyde & Assoc., 38 Cal. 3d 488
(1985) and its progeny. Among other things, this settlement was negotiated by competent counsel experienced in complex litigation, there is no evidence of any collusion, fraud or tortious conduct aimed at causing injury to the interests of any Person, the settlement represents a good faith estimate of the Defendants' proportionate liability, if any, the only insurance company issuing potentially applicable policies has stated that it believes that no coverage is applicable, and the various aspects of the settlement consideration are just, fair, reasonable, and equitable under the circumstances.

        10. Each and every Released Claim of each and every Member of the Settlement Class, the Representative Plaintiff and each of their respective Related Parties, is hereby fully, finally, and forever released, relinquished and discharged, and is hereby fully, finally, and forever conclusively deemed to be released, relinquished and discharged, as against the Defendants and each of their respective Related Parties (including, but not limited to Arthur Anderson LLP, Kane Reece Associates, Inc., Communications Equity Associates, Inc., and each of their respective Related Parties). The Representative


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Plaintiff, the Members of the Settlement Class, each of their respective Related
Parties and all Persons in privity with them, and all Persons acting in concert or participation with them, either directly, indirectly, representatively or in any other capacity, are hereby forever barred, restrained and enjoined from filing, prosecuting, pursuing, or litigating any of the Released Claims against the Defendants and each of their respective Related Parties in this or any other forum.

        11. Falcon and each of its Related Parties shall be deemed to have fully, finally, and forever released, relinquished and discharged all of the other Defendants and each of their respective Related Parties from all claims (including Unknown Claims related thereto), arising out of, relating to, or in connection with the operation of Falcon, including, but not limited to, the sale of Falcon's Cable Systems, claims for contribution and/or indemnity, and claims that are implied or express, contractual or otherwise, other than claims based upon compliance with the Stipulation (the "Falcon Released Claims"). Falcon and each of its Related Parties, and all Persons in privity with them, and all Persons acting in concert or participation with them, either directly, indirectly, representatively or in any other capacity, are hereby forever restrained and enjoined from prosecuting, pursuing, or litigating any of the Falcon Released Claims against the Defendants and/or each of their Related Parties in this or any other forum.

        12. Each of the Defendants and each of their respective Related Parties shall be deemed to have fully, finally, and forever released, relinquished and discharged each and all of the Settlement Class Members (including the Representative Plaintiff) and each of their


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respective Related Parties, from all claims (including Unknown Claims related thereto), based on, arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Litigation, including the settlement set forth in the Stipulation, except for the right to enforce the terms of the Stipulation.

        13. This Court reserves jurisdiction, without affecting the finality of this Judgment, over: (a) implementation of this settlement and any award or distribution of the Settlement Fund or Additional Payments; (b) hearing and determining Class Counsel's Fee and Expense Application; (c) enforcing and administering the Stipulation including any releases contained therein; and (d) all other matters related or ancillary to the foregoing.

        14. No Falcon Unitholder, Settlement Class Member, or their respective Related Parties shall have any claim against Falcon, the Representative Plaintiff, Class Counsel, Defendants' Counsel, the Settlement Fund Distribution Agent, or any claims administrator or other agent designated by Falcon or the Settlement Fund Distribution Agent, based on distributions made substantially in accordance with the Stipulation and the settlement contained therein, or any further orders of this Court.


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        15. A separate order shall be entered awarding attorneys' fees and expenses and any incentive award for the Representative Plaintiff pursuant to Class Counsel's Fee and Expense Application, if any. Any such order and/or any appeal thereof shall not disturb or affect the finality or any of the terms of this Judgment.



Dated:  March 3, 1998               /s/ Bruce Mitchell
                                    ---------------------------
                                    Hon. Bruce Mitchell
                                    Judge Pro Tem of the Superior Court


Respectfully Submitted,

IRELL & MANELLA LLP
Richard H. Borow, P.C.
David Siegel
Seth E. Pierce


  /s/ Richard H. Borow
-------------------------
   Richard H. Borow, P.C.



SCHUBERT & REED LLP
Robert C. Schubert
Juden Justice Reed
Willem Jonckheer


  /s/ Robert C. Schubert
-------------------------
   Robert C. Schubert


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
                                  Attachment 1


1.      Suzanne Crook                              10 units
        Rte. 4 Box 1165
        Cleveland, TX 77327

2.      Guy W. Fisher                              13 units
        8890 Shallowford Road
        Lewisville, NC 27023

3.      Julia Lanteigne                            50 units
        423 Graciela Circle
        St. Augustine, FL 32086

4.      Gerald Bruce and Mary Ann McBride          10 units
        15307 Mandan Road
        Apple Valley, CA 92307

5.      Beverly J. Niedermiller                     9 units
        4137 South U.S. 23
        Greenbush, Michigan 48738

6.      Leonard and Barbara Sandler                 5 units
        1250 S.W. 102 Avenue
        Pembroke Pines, FL 33205

7.      Audrey L. Scott                             4 units
        285 W. Ascot Avenue
        Rio Linda, CA 95673

8.      Lynn D. Smith                              10 units
        309 E. Red Bud Road
        Knoxville, Tennessee 37920-5137

9.      Barbara C. Stubbs                           2 units
        701 Trailwood Lane
        Marietta, GA 30064

10.     Lela E. Wagner                             20 units
        11922 Pepperidge Cove
        San Antonio, TX 78213

11.     Frances D. Wright                          13 units
        320 Straughns Mill Rd.
        Pedricktown, NJ 08067-3126





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